Exhibit 10.1

AMENDMENT TO MERGER AGREEMENT

THIS AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made as of September 25, 2024 (the “Amendment Date”) by and among AERKOMM Inc., a Nevada corporation (the “Company”), IX Acquisition Corp., a Cayman Islands exempted company limited by shares that, in accordance with the Agreement (as defined below), is planned to be re-domesticated as a Delaware corporation (“Parent”), and AKOM Merger Sub, Inc., a Nevada corporation (“Merger Sub”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of March 29, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”);

WHEREAS, pursuant to Section 11.3 of the Agreement, the Agreement may be amended by a writing signed by each Party; and

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AMENDMENT TO THE AGREEMENT

Section 1.1 Amendment to Section 7.4 of the Agreement. Section 7.4 of the Agreement is hereby amended and restated to read as follows:

“Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.4 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up for a period of twelve (12) months following the Closing Date in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement or, for significant shareholders who are not directors or officers of the Company, for a shorter period of time as may be mutually agreed upon between Parent and the Company (not to be shorter than six (6) months, subject to any provision in the Lock-Up Agreement that provides for release of the lock-up if certain conditions are met). Any lock-up period applicable to the Sponsor or any officers, directors or affiliates of Parent will terminate at the Closing of the Merger, and the parties shall take all further action necessary to amend all agreements or documents necessary to effect the foregoing, provided that the Sponsor, Parent and their affiliates shall cooperate reasonably with directives or requests of regulatory authorities or the underwriter.”

Section 1.2 Amendment to Section 8.11 of the Agreement. Section 8.11 of the Agreement is hereby amended and restated to read as follows:

“Escrowed Sponsor Shares. Following the Domestication and at the Closing, Sponsor shall place twenty-five percent (25%) of the shares of Parent Class A Common Stock held by Sponsor as “Founder Shares” (as defined in the Sponsor Letter Agreement) (the “Escrowed Sponsor Shares”) in escrow with the Exchange Agent or another escrow agent mutually agreed upon among Parent, the Company and Sponsor and which shall be held in escrow pursuant to the terms of the Incentive Merger Consideration Escrow Agreement. One third of the Escrowed Sponsor Shares shall be released to Sponsor upon the occurrence of each Milestone Event. In the event of a Change in Control transaction during the Calculation Period, the Escrowed Sponsor Shares will be released to Sponsor subject to the same terms and conditions applicable to the Incentive Merger Consideration that Persons who were Company Stockholders immediately prior to the Closing (other than holders of Dissenting Shares) are eligible to receive pursuant to Section 3.7(c). In the event that no Milestone Events are achieved prior to the expiration of the Calculation Period, the Escrowed Sponsor Shares will be automatically forfeited and cancelled.”

Section 1.3 Addition of Section 8.13 to the Agreement. A new Section 8.13 is hereby added after Section 8.12 and reads as follows:

“8.13 Working Capital and Invoices.

(a) Parent will provide the Company with an invoice totaling $500,000 no later than 5 days after the date Parent’s third extension is approved by its stockholders (which approval will take place on or prior to October 12, 2024). The Company agrees to pay such invoice no later than 45 days after receipt.

(b) Beginning on January 1, 2025, and the first of every month thereafter until the Closing of the Merger, Parent will provide the Company with an invoice totaling $100,000 for the Parent’s ongoing working capital and general corporate expenses and the Company agrees to pay such invoice no later than 30 days after receipt, provided that if the Closing of the Merger occurs during a month in respect of which an invoice has previously been issued, such invoice shall be amended and resubmitted to pro rate for the number of days elapsed from the first day of such month until the Closing.

(c) Parent will provide the Company with an invoice totaling $250,000 if an amendment to the Registration Statement is not filed with the SEC by 5:30pm ET, on Friday, September 27, 2024 due to a delay beyond such date caused by the Company, and the Company agrees to pay such invoice no later than 30 days after receipt. Thereafter, Parent may provide the Company with an invoice totaling $250,000 each time: (i) the Parent is unable to respond to SEC comments relating to and to refile the Registration Statement within 30 calendar days due to delay caused by Company, (ii) the Company does not timely file any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, (iii) the Company is more than two days late in filing any 8-K and such delay is materially adverse to the transaction or results in material delay to the Closing, (iv) the Company is the cause of any other delay of 30 days to the transaction or any filing relating to the transaction (including the Registration Statement), including, but not limited to, delays caused by Parent’s or Company’s inability to make timely submissions to any regulator or key stakeholder necessary to Closing the deal, including but not limited to Nasdaq, FINRA, trust and transfer agents, underwriters, and placement agents, or (iv) the Company takes, or has taken since the signing of the Original Merger Agreement, any action without prior written consent of the Parent (not be unreasonably delayed or withheld) that delays the transaction or any filing relating to the transaction (including the Registration Statement) of 30 or more days. In the event that a single infraction causes a multiple-month delay to Closing, the Parent will provide the Company with a separate invoice for every month of delay. For each infraction, the Company will pay such invoice no later than 30 days after receipt.

(d) Amounts actually paid by the Company to the Parent as contemplated in this Section 8.13 shall be credited against the Cause Termination Fee liability of the Company under the Section 10.4 of the Agreement and the aggregate amount of invoices issued by Parent pursuant to this Section 8.13 shall not exceed the amount of the Cause Termination Fee. For the avoidance of doubt, if Closing has not occurred by the Outside Closing Date, which may be extended by 6 months to April 12, 2025 per Section 10.1 of the Agreement, then in the event of a Parent Termination with Cause the remaining balance of the Cause Termination Fee would then be due to Parent from the Company, net of the amounts actually paid by the Company to the Parent as contemplated in this section 8.13.

(e) If any of these invoices remain unpaid after 30 days, interest shall accrue on the due balance at a rate of 10% per annum.”

Section 1.4  Amendment to Section 10.2(a) to the Agreement. Section 10.2(a) of the Agreement is hereby amended and restated to read as follows:

“Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) 9.2(b) or 9.2(c) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)), or (iii) at any time prior to the Closing Date if the Company or any Subsidiary of the Company enters into voluntary bankruptcy or fails to remove within 60 days any petition in bankruptcy filed against it prior to Closing.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended by the Amendment. No reference to the Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall be deemed to be a reference to the Agreement as amended by the Amendment.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

IX ACQUISITION CORP.

By:	/s/ Karen Bach
Name: Karen Bach
Title: Chief Executive Officer

Merger Sub:

AKOM MERGER SUB, INC.

By:	/s/ Noah Aptekar
Name: Noah Aptekar
Title: President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

AERKOMM INC.

By:	/s/ Louis Giordimaina
Name: Louis Giordimaina
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Schedule 7.4 List of Lock-up Parties